UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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CNS RESPONSE, INC.

(Name of Registrant as Specified In Its Charter)

Leonard J. Brandt

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear CNS Response Shareholder,
I think it is very important that you take a few minutes to read my attached letter and exhibits. I hope these will be helpful to your considerations for voting at this Friday’s Special Meeting of Shareholders.
Whether you vote in favor, against, or simply register to abstain on either of the proposals, it is critical that you vote.
I have previously sent you a definitive Proxy statement and Proxy. For your convenience I have attached the proxy again. Please print your name exactly as it appears on your certificates. If you like you can call me and I can tell you exactly how it appears on the shareholder record that I have. All proxy information is also available to you at http://www.leonardjbrandt.com/proxy.
If your stock is held in the name of a brokerage, I would be happy to help you with voting your shares. The process, as indicated on page 3 of the proxy statement, is a little more complicated than sending me the attached proxy.
Please contact me if I you would like to discuss anything at all.
The meeting occurs this Friday, and I would request you fax me your proxy by no later than Thursday, September 3.
Sincerely,

cell: 612. 384.6362
fax: 949. 743.2785
email: LenJBrandt@gmail.com

Len Brandt
  lenjbrandt@gmail.com
31878 Del Obispo St., Suite 118-131
San Juan Capistrano, CA 92675
PH: (612) 384-6362, FAX: (949) 743-2785
August 30, 2009
Dear CNS Response Shareholders,
At a Board meeting on June 18, 2009 I concluded that CNS Response shareholders had been harmed and were about to be further harmed, while a few individuals financially benefited from bridge loans with terms that I consider onerous and additional planned financings. The next day, on June 19, Tony Morgenthau of EAC Investment LP and I exercised our right to call for a special meeting of Shareholders to propose a new Board prior to a large number of new shareholdings swaying the vote. Then, on June 26, we together called the Special Meeting of Stockholders that we will hold on September 4, 2009.
Since then, the present Board has gone to extraordinary efforts to stop this meeting: multiple lawsuits, changing Company bylaws, numerous misleading communications, even encouraging a Director Nominee’s withdrawal for the sake of his career. Believing our company to be finally on the verge of becoming one of the great companies of medicine and its shareholders on the verge of doing so well, by doing so good, I am disgusted.
With a definitive proxy, we can now have a special meeting, and I can now explain more. There are two overarching reasons to elect a new Board:
(1) I believe the Board has taken and will further take actions that harm the majority of the independent shareholder’s value to the benefit of their own personal financial interests, personal ambitions, or both. These actions essentially transfer money or value out of current shareholders’ pockets.
(2) The Board has chosen, as CEO, a person that I previously dismissed (with concurrence of other directors) as President. In his 1.5 years at CNS, he had demonstrated to me that he was the wrong person to lead this company, a medical company that guides treatment in life and death circumstances. In my opinion, the value of our company for patients, families as well as for us, the shareholders, is too great to be risked on such leadership.
This letter focuses on the first of these reasons: the Board’s actions that damage shareholder value. A chronology of key events is attached as Addendum 1 to aid perspective, but here are some key facts:
•
Fact: CNS Response had vastly superior financing alternatives to the bridge loan that was closed with George Carpenter’s former colleague, John Pappajohn. In January, and reconfirmed in March, a bridge loan was proposed to this Board that would have been vastly better for shareholders: more capital, longer term and about 1/3 as costly in dilutive warrants (See Addendum 2.) It was proposed by Laidlaw & Co., a firm which has actually worked with Mr. Pappajohn multiple times. Laidlaw strongly believed this was the only viable financing plan and they could reliably arrange, based on their track record. Last month, a senior Laidlaw representative told me that he doubts that the deal done with Mr. Pappajohn was fair to the Company financially, and so do I. Why was the much more costly deal chosen?

•
Fact: On April 7, a week after I loaned $250,000 to CNS, I had a meeting with Directors Jones and Harbin to review support by multiple investors, including me, for a $1.5MM equity financing alternative. Before I could present the financing plan, they told me that they had other financing intentions they would not disclose to me. Their views had changed and I would be dismissed instead of Mr. Carpenter. They also explained that they had no plans to return my loan. What could motivate this?

Len Brandt
August 30, 2009
•
Fact: The Sail Venture Partners’ bridge loan was consummated on May 14. The Pappajohn bridge loan was consummated on June 12. The Company’s press release made a point of noting that I did not object at a Board meeting. No such meeting occurred until June 18, six days after the second of these deals was signed, completed, and funded. But at that meeting, I voted against ratifying the deals, I asked whether management had sought out alternatives, and I asked why there wasn’t an independent fairness opinion. I asked why the Directors personally thought the Pappajohn deal was fair, but they refused to answer. Had I been consulted before the deals were done, of course I would have asked more questions, like why take these deals over the Laidlaw bridge loan? Why not allow current shareholders, who are being drastically diluted, to participate? Why did each of these two bridge lenders get the right to invest $10MM more into the company in the future?

•
Fact: Prior to April 7, the Board and I had a simple financing strategy. Raise enough capital to complete the pivotal multi-site clinical trial. On March 30th we targeted $1.5MM - $2.5MM in addition to the bridge loans that Sail VC and I made that day at which point the loans would automatically convert. After announcement of the clinical trial results, we planned to raise growth capital on much better terms, potentially with strategic partners. After I was dismissed, the public stock price per share dropped from $.80 to $.20 and the financing strategy changed to raising much more capital before the announcement of the clinical trial results. Why?

Since the March 30 bridge loans, the company has raised approximately $3.2MM in exchange for over 21.2MM shares and warrants. That equates to a purchase price of approximately $0.15 in cash received for each share or warrant issued (excluding the warrant exercise prices of those 5-year and 7-year warrants)[1]. Compared with past financings, that is extremely expensive money. A large majority of it went to John Pappajohn and Sail Venture Partners. And the Board wants to raise more, potentially a lot more, before the clinical trial results are announced. Why?

•
Fact: The Company filed lawsuits in Delaware state court and California Federal court to prevent the Special Meeting for election of Directors from taking place, blaming me for their expenditure. Both courts ruled in my favor and denied their request to stop us from holding the Special Meeting and to stop me from soliciting your proxies. The California Federal Court ruling of last Tuesday went on to state, “Here, CNS has not demonstrated probable success on the merits. Mr. Brandt has submitted evidence that he is, in fact, complying with securities laws and is not attempting to mislead shareholders.” Why the desperate attempts to stop the Special Meeting and why have they mischaracterized my effort as Illegal?

•
Fact: On June 26, the Board (purported) to change the rules eliminating shareholder’s rights to call a meeting for the purpose of electing Directors. From now on, only the Board can call a stockholder meeting to replace itself. The meeting that I have called is likely the only chance that the shareholders will ever get to elect Directors prior to investors Sail Venture Partners, Mr. Pappajohn and other new investors significantly (by over 11.8MM shares) increasing their shareholdings in the recent financing.

[1]
The company may receive additional proceeds if or when these warrants are exercised. In the case of the warrants issued to Pappajohn and Sail to purchase an aggregate of 3,433,333 shares, the holder has the choice to exercise for cash or cashlessly. The company will receive no cash proceeds upon a cashless exercise.

Len Brandt
August 30, 2009
Why the Fight over the Shareholder Meeting Date?
I began calling for a Special Meeting of Shareholders on June 19, one day after a Board meeting where I learned for the first time about (1) the previous consummation of an expensive bridge loan with Mr. Pappajohn, (2) a new financing strategy to raise a lot more money before releasing results of the clinical trial a few months later (which I consider expensive and dilutive money), and (3) plans for a new large management option pool. Some may know that I had generally been concerned about the intentions of the Board. I hadn’t expected such a significant impact on shareholders and shareholder value as I learned about on June 18.
I felt then, and the Board actions since have convinced me, that the Board is not taking actions in the best interests of all shareholders. I felt a different Board of Directors could do better. I wanted to have a meeting to see if other shareholders, who have mostly been of long-time support to CNS Response, agreed with me or not. Although I co-founded the company and co-developed key patents with others who worked for years without complete payment of salary, invested significant capital, brought on exceptional science, legal and business advisors and developed the relationships with most of the very special doctors involved with rEEG, I recognize that this company belongs to us all. So I wanted everyone to have a chance to be knowledgeable and to vote. Do you like the direction the company is going and the current leadership’s efforts? If not, vote to change it. If so, vote to keep it. If undecided and willing to follow the majority’s views, register to abstain. It seemed simple. It is how America works. That was Tony Morgenthau and my intention in first calling for a special meeting.
Seven days later, on June 26th, the Board changed the bylaws so that stockholders can’t call for a Special Meeting to elect Directors ever again. On June 29th, an injunction request by CNS in Delaware State Court, to stop the Special Meeting, is denied. A whole series of releases go out to shareholders suggesting that somehow my efforts are costing the shareholder’s money and otherwise not in the shareholder’s best interest. Other actions were taken as well. On July 2, the Board then announced an Annual Meeting of Shareholders “sometime in September”. Finally, this past week an injunction request against me in California Federal Court is denied. The answer to why all of this focus and expense to delay the meeting seems clear.
The company wants to have a meeting on September 29 with a voting record date of August 27th, one day after closing the financing of August 26th, bringing in 12.8MM new shareholding votes. I believe that is why. Most of the new stock went to John Pappajohn and Sail Venture Partners represented by Director David Jones. It isn’t their desire to have a shareholder’s vote where you, the previously existing shareholders, are the only ones voting. That is one of the points that I don’t think our company has made very clear at all in any of its shareholder communications.
I believe our company now, more than ever, is poised to become one of the great companies of medicine. If we manage our finances and protect our shareholdings appropriately, our patience can be financially rewarded by doing so well for so many patients.
Please vote your proxy for a new Board of ethical business and medical leadership, while you are the majority. I will certainly respect those who choose to vote otherwise.

(call any time: 612-384-6362; fax: 949-743-2785; e-mail: LenJBrandt@gmail.com)
(all proxy information can be retrieved at http://www.leonardjbrandt.com/proxy)

Len Brandt
  lenjbrandt@gmail.com
31878 Del Obispo St., Suite 118-131
San Juan Capistrano, CA 92675
PH: (612) 384-6362, FAX: (949) 743-2785
August 30, 2009
Addendum 1: Chronology of Key Events
April 2007: The Company closes on a $7.7MM financing targeted to: (1) complete a multi-site clinical trial designed by thought leaders in psychiatry, (2) establish commercial network of 50 to 100 psychiatrist early adopters, (3) establish initial commercial pilots with insurance/managed care, (4) develop production system, and (5) intro rEEG to pharma for first use in pharmaceutical development.
October 2007 to Summer 2008: In October 2007, George Carpenter hired as President to accomplish commercialization goals (2) & (3). Henry Harbin joins as a paid part-time consultant to co-lead marketing to insurance/managed care (3). Harbin asked to join Board. Mike Tippie leads marketing to pharma (5).
Summer 2008: Tippie and Brandt conclude pharma development goal (5) won’t happen until rEEG multi-site trial concluded. Tippie and pharma consultants released to save cash.
October 2008: Commercialization goals (2) & (3) are failing. This and economic recession leads Brandt to propose cutback plan — focus capital on completing key trial. Carpenter/Harbin object to loss of jobs, and Board turns down plan. Instead the Board asks Sail VC Partner Alan Sellers to act as consultant to investigate differences between Brandt and Carpenter.
January 6, 2009: Laidlaw & Co. proposes 18-month bridge loan (comparison of key terms follows). Jones rejects it. Jones co-negotiates equity placement alternative with Laidlaw and Brandt recruits three other brokers to syndicate.
January 15, 2009: Consultant/VC Sellers concludes investigation and opines that Carpenter’s insubordination could justify dismissal “for cause”, but recommends 90 day probation program to appease Jones and Harbin. Brandt/Carpenter/Sellers agree to 3 goals to focus Carpenter’s efforts.
March 17-30, 2009: Laidlaw reports no traction on equity placement and proposes reconsideration of 18-month bridge loan with additional thought of taking the company private. Brandt/Sail agree to personally fund total of $500K in an immediate bridge loan and to implement a plan that lays off all but clinical trial related staff, including laying off Carpenter who has failed to accomplish his 90-day goals as well. Brandt to continue investigation of equity placement amongst current shareholders before replying to Laidlaw.
March 30: Accordingly, Brandt and Sail make secured bridge loans of $250K each. No warrants involved. As condition of loan, Sail asks Brandt to sign side letter agreeing to add 2 new Board Directors ASAP and to hire new Operating Officer to replace Carpenter when Clinical Trial is completed. Brandt agreeable to signing, but would also require that the document be disclosed publicly. Jones/Sail withdrew request for side letter.
March 30: Affected employees informed that layoffs will be April 15. Brandt begins key E. Coast trip.

Len Brandt
  lenjbrandt@gmail.com
31878 Del Obispo St., Suite 118-131
San Juan Capistrano, CA 92675
PH: (612) 384-6362, FAX: (949) 743-2785
April 4: Brandt completes trip, concludes internal equity option with Brandt underwriting $1MM is viable alternative to Laidlaw loan and schedules meeting with Jones on April 7.
April 7, 2009: Harbin/Jones advise Brandt of their intent to make Carpenter the CEO, continue to keep all staff and ask Brandt to be Chairman. Instead of considering potential financing explored by Brandt, Harbin/Jones indicate another financing option is being explored but refuse to share any details. Brandt does not accept and unsuccessfully attempts to reach Board member Vaccaro.
April 10, 2009: Board members meet without Brandt’s attendance. Meeting minutes reflect Brandt dismissed and Carpenter is made CEO & Director. Hoffman made President & Director without his consent. Hoffman eventually accepts new officer title but declines to be a Director. Carpenter/Jones/Harbin appoint themselves as “Strategic Management Committee” to assist management with all business issues and all actions of management with meeting minutes to be provided to full Board.
May 14, 2009: Sail VC provides 2nd secured bridge loan of $200,000, due in 47 days and receives 100,000 warrants and rights to invest another $10MM from time to time in any future CNS offering. No prior Board meeting held to discuss or approve.
June 12, 2009: John Pappajohn makes secured $1MM bridge loan, receives 3.33MM warrants, almost 3x more than rejected Laidlaw proposal. No prior Board meeting held to discuss or approve. No independent fairness opinion. Unknown what alternatives were considered. (No minutes provided.)
June 15: Enrollment in Clinical Trial is completed.
June 18, 2009: Board meets and all (except Brandt) ratify bridge loans already consummated. Pappajohn attends and is elected to Board. New attorney from same law firm as represents Pappajohn directs most of meeting. Large financing plan disclosed. (No Board minutes of this meeting yet provided.)
June 19-26, 2009: Brandt and other shareholders call special shareholders meetings to elect Directors.
June 26, 2009: Board meeting held, attorney from Pappajohn’s law firm directs meeting, and reads changes to Bylaws eliminating shareholders from right to call a meeting to elect directors. Board, except Brandt, approves. Pappajohn does not attend meeting. Upon Brandt inquiry, Carpenter states Pappajohn, who was present at previous Board meeting, did not accept position on the Board. (No minutes provided.)
June 29: Delaware State Court denies injunction to stop Special Meeting of Shareholders.
Other Summer 2009: CNS objects to Brandt’s requests for information and meeting minutes as Director.
August 24, 2009: Record date of shareholders entitled to vote at Special Meeting on September 4, 2009.
August 25, 2009: California Federal Court denies CNS an injunction to stop the Special Meeting of Shareholders.
August 26, 2009: $2MM closing of equity financing plus about $1.7MM conversion of bridge notes.
August 27, 2009: Record date of shareholders entitled to vote at Annual Meeting (and Board purports to make this the record date of all shareholder meetings).

Len Brandt
  lenjbrandt@gmail.com
31878 Del Obispo St., Suite 118-131
San Juan Capistrano, CA 92675
PH: (612) 384-6362, FAX: (949) 743-2785
Addendum 2: Comparison of Laidlaw Proposed and Pappajohn Consummated Bridge Loans

Terms	Laidlaw	Pappajohn
Instrument	unsecured loan	secured loan
Amount	$1MM - $3MM	$1MM
Security	none	all assets and technology
Length	1 year + 6 month ext.	1 year
Annualized Interest Rate	10%	44% ($90,000/75 days)
Warrants per dollar lent	1.25	3.33
Warrant exercise price	$0.80	$0.30
Shareholder participation	invited	not invited
Equity Conversion	not required / negotiable	automatic under certain events
Addendum 3: In case you don’t know much about me...
I have been labeled the “dissident stockholder/former CEO”. I am actually the co-founder, Board member, who arranged for $12.5MM financing in the company until April 2009 (with never a down-round), investor of over $2.5MM, co-author of two of the company’s three issued patents, editor of our scientific introduction to rEEG and statistical analyst of two key scientific posters, and the recruiter of all of our Scientific Advisors, our Chief Medical Officer, our Chief Engineer, and many of the physicians who use rEEG today. Perhaps most importantly, I have been the primary communicator generating the enthusiasm for rEEG among lay, professional, scientific and financial audiences in an accurate and responsible way. Despite these contributions, I am also responsible for attempting to market rEEG too early and hiring the wrong person to lead it.
My Fuller Brush door-to-door sales experience didn’t exactly train me for my life’s work in medical sciences, but for 25 years I have been involved in over 20 medical ventures as financier/VC, entrepreneur, or consultant. My enthusiasm is to do well by doing good.

(call any time: 612-384-6362; e-mail: LenJBrandt@gmail.com)